 EXHIBIT 23.10

CONSENT OF EXPERT

I, Ian I. Chang, consent to the use of my name and references to my name in Pretium Resources Inc.’s registration statement on Form S-8 dated September 1, 2016 and any amendments thereto, including any post-effective amendments.

Yours truly,

/s/ Ian I. Chang

Ian I. Chang M.A.Sc., P.Eng.
September 1, 2016